UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2016

XENON PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in Its Charter)

Canada	001-36687	98-0661854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200-3650 Gilmore Way

Burnaby, British Columbia V5G 4W8

Canada

(Address of principal executive offices including zip code)

(604) 484-3300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 2, 2016, Xenon Pharmaceuticals Inc. (the “Company”) held its 2016 Annual Meeting of Shareholders (the “Annual Meeting”).  At the Annual Meeting, proxies and in-person shareholders representing 8,994,808 of the Company’s common shares, or approximately 62.4% of the total shares entitled to vote, were present and voted on the following three proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission on April 27, 2016:

Proposal One – Election of Directors.  The following nominees were elected as directors to serve until the 2017 annual meeting of shareholders or until their respective successors are duly elected and qualified.

	For	Withhold	Broker Non-Votes
Michael Tarnow	6,304,282	1,439,221	1,251,305
Mohammad Azab	7,258,315	485,188	1,251,305
Steven Gannon	7,237,329	506,174	1,251,305
Michael Hayden	7,662,770	80,733	1,251,305
Frank Holler	5,765,317	1,978,186	1,251,305
Gary Patou	7,654,765	88,738	1,251,305
Simon Pimstone	7,663,846	79,657	1,251,305
Richard Scheller	7,637,310	106,193	1,251,305

Proposal Two – Appointment of Independent Registered Public Accounting Firm.  The appointment of KPMG LLP as the Company’s independent registered public accounting firm for the ensuing year was approved as follows:

For	Withhold
8,914,258	80,550

Proposal Three – Authorization of the Audit Committee to Set the Remuneration for the Independent Registered Public Accounting Firm.  The authority of the audit committee of the board of directors to set the remuneration of the auditors for the ensuing year was approved as follows:

For	Against
8,910,811	83,995

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xenon Pharmaceuticals Inc.

Date: June 3, 2016	By:	/s/ Ian Mortimer
Ian Mortimer
Chief Financial Officer and Chief Operating Officer and Corporate Secretary